UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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MEI Pharma, Inc.
(Name of Registrant as Specified in its Charter)

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MEI PHARMA, INC.

11975 El Camino Real, Suite 101

San Diego, California 92130

NOTICE OF ACTIONS BY

WRITTEN CONSENT OF MAJORITY STOCKHOLDER

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

We are furnishing this notice of actions by written consent and the accompanying information statement (the “Information Statement”) to holders of shares of common stock, par value $0.00000002 per share (“Common Stock”), of MEI Pharma, Inc. (the “Company”), pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, and section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”) to notify you of the corporate actions described below.

Reverse Stock Split

On September 25, 2012, the Board of Directors of the Company approved, and on September 27, 2012, Novogen Limited (“Novogen”), the owner of approximately 60.0% of the outstanding shares of Common Stock on such date, provided its written consent with respect to, a Certificate of Amendment to the Company’s Restated Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse stock split of the Company’s Common Stock at a ratio of 1-for-10 (the “Reverse Stock Split”). On the effective date of the Reverse Stock Split, every ten (10) shares of Common Stock issued and outstanding immediately prior to such effective date shall automatically be combined into one (1) share of Common Stock. Pursuant to Section 242 of the DGCL, amendments to a corporation’s certificate of incorporation require the approval of stockholders representing at least a majority of the corporation’s outstanding capital stock entitled to vote thereon. The effectiveness of the stockholder approval is required prior to filing of the Certificate of Amendment. The stockholder approval will become effective 20 days after we mail this Information Statement to our stockholders.

Securities Issuance

On November 4, 2012, the Board of Directors of the Company approved, and on November 5, 2012, Novogen, the owner of approximately 60.0% of the outstanding shares of Common Stock on such date, provided its written consent with respect to, the issuance of an aggregate of 55,000,000 units (“Units”) to Vivo Ventures Fund VII, L.P. and Vivo Ventures VII Affiliates Fund, L.P. (together, “Vivo”), New Leaf Ventures II, L.P. (“New Leaf”) and certain other accredited investors identified in Exhibit A to the Purchase Agreement (defined below) (collectively with Vivo and New Leaf, the “Purchasers”) for an aggregate purchase price of $27,500,000 (the “Transaction”) pursuant to the Securities Purchase Agreement by and among the Company and the Purchasers dated as of November 4, 2012 (the “Purchase Agreement”), together with the other transactions contemplated by the Purchase Agreement. Each Unit consists of one share of Common Stock and warrants to acquire 0.70 shares of Common Stock at an exercise price of $0.52 per share (“Warrants”). The Units consist of an aggregate of 55,000,000 shares of Common Stock (the “Shares”) and Warrants exercisable for an aggregate of 38,500,000 shares of Common Stock (the “Warrant Shares,” and, together with the Units, Shares and Warrants, the “Securities”).

Nasdaq Stock Market Listing Rule 5635(b) (the “Nasdaq Rule”) requires stockholder approval prior to the issuance of securities resulting in a change of control as defined under the Nasdaq Rule. Upon consummation of the Transaction, Vivo will own approximately 23.5% of the outstanding shares of Common Stock (or 34.3% including shares of Common Stock underlying Warrants owned by it, but excluding any shares of Common Stock subject to options, warrants, rights or conversion privileges owned by any other person), New Leaf will own approximately 23.5% of the outstanding shares of Common Stock (or 34.3% including shares of Common Stock underlying Warrants owned by it, but excluding any shares of Common Stock subject to options, warrants, rights or conversion privileges owned by any other person), and Novogen will own approximately 17.0% of the outstanding shares of Common Stock (excluding 4,827,000 shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and 2,247,168 shares of Common Stock issuable upon exercise of the warrants owned by it). As a result, Novogen will cease to be the largest stockholder of the Company and Vivo and New Leaf will each beneficially own more than 20% of the outstanding shares of Common Stock, which would constitute a change of control of the Company under the Nasdaq Rule. Consequently, the issuance of the Securities requires stockholder approval under the Nasdaq Rule.

The approvals by written consent of the Certificate of Amendment for the Reverse Stock Split and of the Transaction provided by Novogen will become effective 20 days after we mail this Information Statement to our stockholders. We expect to file the Certificate of Amendment to effect the Reverse Stock Split after such 20-day period and immediately prior to the consummation of the Transaction. However, for ease of comprehension, unless otherwise indicated, references to numbers of shares of Common Stock contained in this Information Statement do not give effect to the Reverse Stock Split. The consents that we received constitute the only stockholder approvals required under the DGCL and the rules of the Nasdaq Stock Market in order to file the Certificate of Amendment to effect the Reverse Stock Split and to consummate the Transaction, respectively. As a result, no further action by any other stockholder is required to approve the Certificate of Amendment for the Reverse Stock Split or the Transaction and we have not and will not be soliciting your approval thereof.

This Information Statement is being mailed on or about                     , 2012, to stockholders of record as of the close of business on September 27, 2012, the date of the written consent provided by Novogen as our majority stockholder to approve the Certificate of Amendment and the Reverse Stock Split and as of the close of business on November 5, 2012, the date of the written consent provided by Novogen as our majority stockholder to approve the Transaction. This notice and the accompanying Information Statement are being delivered only to inform you of the actions by written consent described herein before such actions take effect in accordance with Section 228(e) of the DGCL and Rule 14c-2 promulgated under the Exchange Act.

By order of the Board of Directors:

Bryan R.G. Williams
Chairman of the Board

                    , 2012

2

MEI PHARMA, INC.

11975 El Camino Real, Suite 101

San Diego, California 92130

INFORMATION STATEMENT

Actions by Written Consent of Majority Stockholder

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished in connection with the actions by written consent of our majority stockholder taken without a meeting to approve the actions described in this Information Statement. We are mailing this Information Statement to our stockholders on or about                     , 2012.

Q: What actions were taken by written consent?

A: We obtained stockholder consent for the amendment of our Restated Certificate of Incorporation to effect a 1-for-10 reverse stock split of our Common Stock upon the terms described under “The Reverse Stock Split” below and for the issuance of 55,000,000 Units, consisting of an aggregate of 55,000,000 shares of Common Stock and Warrants exercisable for an aggregate of 38,500,000 shares of Common Stock at a price of $0.52 per share, to the Purchasers upon the terms described under “The Transaction” below.

Q: How many shares of Common Stock were outstanding as of September 27, 2012?

A: On September 27, 2012, the date we received the consent of our majority stockholder for the amendment of our Restated Certificate of Incorporation to effect a 1-for-10 Reverse Stock Split, there were 21,673,482 shares of Common Stock outstanding. Our majority stockholder, Novogen, held approximately 60.0% of such shares on such date.

Q: How many shares of Common Stock were outstanding as of November 5, 2012?

A: On November 5, 2012, the date we received the consent of our majority stockholder in connection with the Transaction, there were 21,673,482 shares of Common Stock outstanding. Our majority stockholder, Novogen, held approximately 60.0% of such shares on such date.

Q: What vote was obtained to approve the Reverse Stock Split and the Transaction?

A: The DGCL, our bylaws and the rules of the Nasdaq Stock Market permit the approval of the Certificate of Amendment to effect the Reverse Stock Split and the approval of the Transaction, in each case, by written consent of holders of a majority of our outstanding shares of Common Stock. We obtained the approval of Novogen, the holder of approximately 60.0% of our outstanding shares of Common Stock that were entitled to give such consent, for each such action.

Q: Do stockholders have the right to receive any consideration if they oppose the Reverse Stock Split or the Transaction?

A: The DGCL does not provide for appraisal or similar statutory rights as a result of the approval of the Certificate of Amendment by our majority stockholder, and the consummation of the Reverse Stock Split or the consummation of the Transaction.

Q: Who is paying the cost of this Information Statement?

A: We will pay for preparing, printing and mailing this Information Statement. Our costs are estimated to be approximately $50,000.

Q: Have there been any other matters approved by or proposed for consideration by our stockholders?

A: We know of no other matters other than those described in this Information Statement which have been recently approved or considered by the holders of shares of our Common Stock. As described below, in connection with the Transaction, we have agreed to seek approval of amendments to our Restated Certificate of Incorporation to, among other things, eliminate our classified Board of Directors, resulting in the annual election of directors, and alter certain existing provisions relating to corporate opportunities presented to stockholders of the Company.

Q: Why does the Company need to undertake a reverse stock split?

A: In March 2012, we were notified in writing by NASDAQ that the trading price of our Common Stock was below the criteria of the NASDAQ Capital Market’s continued listing standards, as the per-share closing price of our Common Stock was less than $1.00 for a consecutive 30-trading day period. The letter stated that we had a 180 calendar day cure period, or until September 24, 2012, to bring the price of our Common Stock above $1.00 for 10 consecutive trading days. The letter further stated that in the event a $1.00 share price is not attained for 10 consecutive trading days at the expiration of the 180 calendar day cure period, NASDAQ would commence suspension and delisting procedures. On September 25, 2012, we received a determination letter from NASDAQ notifying us that we had not regained compliance with the minimum per share price requirement during the 180 calendar day period and that the Company’s common stock would be subject to delisting from the NASDAQ Capital Market, unless the Company were to request a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) by no later than October 2, 2012 to appeal the NASDAQ Staff’s determination. We timely appealed the NASDAQ Staff’s determination, which request automatically stayed the delisting of the Company’s securities at least until the issuance of the Panel’s decision following the hearing, which was held on November 1, 2012, where the Company requested an exception through February 11, 2013 to evidence compliance with all applicable requirements for continued listing. On November 8, 2012, the Company was notified by the Panel that it granted the Company’s request for continued listing subject to the condition that on or before February 11, 2013, the Company shall have evidenced a closing bid price of $1.00 or more for a minimum of ten consecutive trading days. In order to fully comply with the terms of the exception from compliance with Nasdaq Rule 5550(a)(2) , the Company must be able to demonstrate compliance with all requirements for continued listing on the Nasdaq Capital Market. NASDAQ has reserved the right to reevaluate its continued listing determinations relating to companies who are notified of non-compliance like MEI Pharma with respect to NASDAQ’s qualitative listing standards, including if our shares trade at sustained levels that are considered to be abnormally low.

Our Board of Directors has determined that an amendment to our Restated Certificate of Incorporation to effect a reverse stock split is necessary to promote the continued listing of our Common Stock on the NASDAQ Capital Market and is in the best interests of our stockholders. Pursuant to the law of our state of incorporation, Delaware, our Board of Directors must adopt any amendment to our Restated Certificate of Incorporation and submit the amendment to stockholders for approval. Novogen has provided the requisite stockholder approval by executing a written consent approving the Certificate of Amendment effecting the Reverse Stock Split.

Q: What effect will the reverse stock split have on our issued and outstanding shares of Common Stock?

A: When the reverse stock split becomes effective, we will exchange one new share of Common Stock for ten outstanding shares of Common Stock. The number of our outstanding shares of Common Stock will be reduced proportionately to the reverse split ratio, but the value of each share of Common Stock will be proportionately increased by that same ratio. We will not issue any fractional shares of Common Stock. Stockholders who would otherwise hold fractional shares of Common Stock as a result of the reverse stock split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares of Common Stock from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter, the form of which will be provided to you, and, where shares of Common Stock are held in certificated form, the surrender of all old stock certificate(s) (“Old Certificate(s)”), in an amount equal to the proceeds attributable to the sale of such fractional shares of Common Stock following the aggregation and sale by our transfer agent of all fractional shares of Common Stock otherwise issuable. The reverse stock split will not impact the market value of our company as a whole, although the market value of our Common Stock may move up or down once the reverse stock split is effective.

Q: How will the reverse stock split impact the Company’s outstanding warrants, options and Series A Convertible Preferred Stock?

A: Upon the effectiveness of the Reverse Stock Split, pursuant to the terms of the outstanding warrants, options and Series A Convertible Preferred Stock, the number of shares issuable upon the exercise or conversion, as applicable, of such securities will be decreased on a 1-for-10 basis proportionate to the Reverse Stock Split. In addition, the exercise price per share for outstanding warrants and options will be increased by a multiple of 10 such that the aggregate exercise price for any such warrants or options would remain the same both before and after the Reverse Stock Split.

We expect to file the Certificate of Amendment to effect the Reverse Stock Split immediately prior to the consummation of the Transaction. Giving effect to the Reverse Stock Split, the number of Shares issued in the Transaction will be 5,500,000, the aggregate number of Warrant Shares for which the Warrants issued in the Transaction will be exercisable will be 3,850,000 and the exercise price of the Warrants will be $5.20 per share.

Q: How will the reverse stock split impact MEI Pharma’s 2008 Stock Omnibus Equity Compensation Plan?

A: Our Compensation Committee will approve proportionate adjustments to the number of shares of Common Stock outstanding and available for issuance under our 2008 Stock Omnibus Equity Compensation Plan, as amended (the “Stock Plan”) and to the exercise price, grant price or purchase price relating to any award under the Stock Plan, using the same split ratio, if the reverse stock split is effected, pursuant to existing authority granted to such Committee under the Stock Plan.

Q: What are the mechanics of the reverse stock split?

A: Assuming the reverse stock split is implemented on or after the 20th day following the date this Information Statement is mailed to our stockholders, the mechanics of the reverse stock split will be as follows:

•

If your shares are held in “street name”—that is, through an account at a brokerage firm, bank, dealer, or other similar organization—the number of shares of Common Stock you hold will automatically be adjusted to reflect the reverse stock split.

•

If your shares are registered directly in your name with our transfer agent and your shares are held in book-entry form (i.e. your shares of Common Stock are not represented by a physical stock certificate), the number of shares of Common Stock you hold will automatically be adjusted to reflect the reverse stock split. You will be sent a transmittal letter by our transfer agent. You will need to return to our transfer agent a properly completed and duly executed transmittal letter in order to receive any cash payment in lieu of fractional shares of Common Stock or any other distributions, if any, that may be declared and payable to holders of record.

•

If your shares of Common Stock are registered directly in your name with our transfer agent and your shares are held in certificated form (i.e. your shares of Common Stock are represented by one or more physical stock certificates), you will receive a transmittal letter asking you to surrender your Old Certificate(s) representing pre-split shares of Common Stock in exchange for a new certificate (“New

Certificate”) representing post-split shares. You will need to return to our transfer agent a properly completed and duly executed transmittal letter, together with your Old Certificate(s), in order to receive a New Certificate and any cash payment in lieu of fractional shares of Common Stock or any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Whether your shares of Common Stock are held in street name or directly, we will not issue fractional shares of Common Stock to you. Stockholders who would otherwise hold fractional shares of Common Stock as a result of the reverse stock split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares of Common Stock from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares of Common Stock are held in certificated form, the surrender of all Old Certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares of Common Stock following the aggregation and sale by our transfer agent of all fractional shares of Common Stock otherwise issuable.

Any cash due to you in exchange for fractional shares of Common Stock will be paid to you as follows:

•

If your shares of Common Stock are held in street name, payment for the fractional shares of Common Stock will be deposited directly into your account with the organization holding your shares of Common Stock.

•

If your shares of Common Stock are registered directly in your name with our transfer agent, whether you hold your shares in certificated or uncertificated form, payment for the fractional shares of Common Stock will be made by check, sent to you directly from our transfer agent upon receipt of your properly completed and duly executed transmittal letter and, where your shares of Common Stock are held in certificated form, the surrender of your Old Certificate(s).

Q: After the reverse stock split, I will have an “odd lot” of fewer than 100 shares of Common Stock. Will I be able to sell the “odd lot”?

A: The reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares on a post-split basis. You will be able to sell the odd lots, but odd lot sales may result in higher transaction costs per share of Common Stock than “round lot” sales, which are sales of even multiples of 100 shares of Common Stock.

Q: What effect will the Transaction have on the ownership and governance of the Company?

A: The Transaction will result in the issuance of Units, consisting of an aggregate of 55,000,000 shares of Common Stock and Warrants exercisable for an aggregate of 38,500,000 shares of Common Stock. Novogen currently owns approximately 60.0% of the outstanding shares of Common Stock. Upon consummation of the Transaction, Novogen will own approximately 17.0% of the outstanding shares of Common Stock (excluding 4,827,000 shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and 2,247,168 shares of Common Stock issuable upon exercise of the warrants owned by it). Vivo will own approximately 23.5% of the outstanding shares of Common Stock (or 34.3% including shares of Common Stock underlying Warrants owned by it, but excluding any shares of Common Stock subject to options, warrants, rights or conversion privileges owned by any other person), and New Leaf will own approximately 23.5% of the outstanding shares of Common Stock (or 34.3% including shares of Common Stock underlying Warrants owned by it, but excluding any shares of Common Stock subject to options, warrants, rights or conversion privileges owned by any other person).

Pursuant to the Governance Agreements (as defined below) which we have agreed to enter into with each of Vivo and New Leaf upon the Closing (as defined below) of the Transaction, we will increase the size of our Board of Directors to seven members, consisting of the Chief Executive Officer of the Company, five continuing directors who each qualify as independent directors under Nasdaq listing rules and up to one additional member proposed by either Vivo or New Leaf for consideration by the Nominating Committee for election by the Board of Directors. In addition, we will agree that, from and after the Closing of the Transaction, for so long as Vivo or New Leaf, as applicable, beneficially owns at least 10% of the shares of Common Stock outstanding, such Purchaser will be entitled to propose a candidate for election to the Board of Directors for consideration by the Nominating Committee in connection with each annual meeting of our stockholders following the effectiveness of an Amended and Restated Certificate of Incorporation eliminating our classified Board of Directors and at such other times as such Purchaser may propose. We also agreed to seek stockholder approval of an amendment to our Restated Certificate of Incorporation to eliminate our classified board structure, as described under “The Transaction” below.

Q: Who can help answer my questions?

A: If you have any questions regarding the Reverse Stock Split or the Transaction, please contact Thomas M. Zech at:

MEI Pharma, Inc.

11975 El Camino Real, Suite 101

San Diego, CA 92130

(858) 792-6300

THE REVERSE STOCK SPLIT

Pursuant to the laws of Delaware, our state of incorporation, our Board of Directors must adopt any amendment to our Restated Certificate of Incorporation and submit the amendment to stockholders for their approval. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the amendment. On September 25, 2012, our Board of Directors unanimously adopted and approved, and on September 27, 2012, our majority stockholder, Novogen Limited, provided its written consent approving, an amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split of our Common Stock at a 1-for-10 reverse split ratio. The form of the amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split of our Common Stock is attached to this Information Statement as Annex A. Our Board of Directors may determine in its discretion not to proceed with the Reverse Stock Split.

To avoid the existence of fractional shares of our Common Stock, stockholders who would otherwise hold fractional shares of Common Stock as a result of the Reverse Stock Split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares of Common Stock from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares of Common Stock are held in certificated form, the surrender of all Old Certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares of Common Stock following the aggregation and sale by our transfer agent of all fractional shares of Common Stock otherwise issuable.

At the close of business on November 5, 2012, there were 21,673,482 shares of Common Stock issued and outstanding. An additional 55,000,000 shares of Common Stock (or 5,500,000 shares of Common Stock after giving effect to the Reverse Stock Split) will be issued in the Transaction immediately following the effectiveness of the Reverse Stock Split. Based on the number of shares of Common Stock currently issued and outstanding, immediately following the completion of the 1-for-10 Reverse Stock Split and the Transaction, there would be approximately 7,667,348 shares of Common Stock issued and outstanding (without giving effect to the treatment of fractional shares of Common Stock). We do not expect the Reverse Stock Split itself to have any economic effect on our stockholders or holders of options, except to the extent the Reverse Stock Split will result in fractional shares as discussed below.

Reasons for the Reverse Stock Split

Our Board of Directors authorized the reverse split of our Common Stock with the primary intent of increasing the price of our Common Stock in order to meet the NASDAQ Capital Market’s price criteria for continued listing on that exchange. Our Common Stock is publicly traded and listed on the NASDAQ Capital Market under the symbol “MEIP”. Our Board of Directors believes that, in addition to increasing the price of our Common Stock, the Reverse Stock Split would also reduce certain of our costs, such as NASDAQ listing fees, and make our Common Stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our stockholders’ best interests.

In March 2012, we were notified in writing by NASDAQ that the trading price of our Common Stock was below the criteria of the NASDAQ Capital Market’s continued listing standards, as the per share closing price of our Common Stock was less than $1.00 for a consecutive 30-trading day period. The letter stated that we had a 180 calendar day cure period, or until September 24, 2012, to bring the price of our Common Stock above $1.00 for 10 consecutive trading days. The letter further stated that in the event a $1.00 share price is not attained for 10 consecutive trading days at the expiration of the 180 calendar day cure period, NASDAQ would commence suspension and delisting procedures. On September 25, 2012, we received a determination letter from NASDAQ notifying us that we had not regained compliance with the minimum per share price requirement during the 180 calendar day period and that the Company’s common stock would be subject to delisting from the NASDAQ Capital Market, unless the Company were to request a hearing before a NASDAQ Listing Qualifications Panel by no later than October 2, 2012 to appeal the NASDAQ Staff’s determination. We timely appealed the NASDAQ Staff’s determination, which request automatically stayed the delisting of the Company’s securities until at least the issuance of the Panel’s decision following the hearing, which was held on November 1, 2012, where the Company requested an exception through February 11, 2013 to evidence compliance with all applicable requirements for continued listing. On November 8, 2012, the Company was notified by the Panel that it granted the Company’s request for continued listing subject to the condition that on or before February 11, 2013, the Company shall have evidenced a closing bid price of $1.00 or more for a minimum of ten consecutive trading days. In order to fully comply with the terms of the exception from compliance with Nasdaq Rule 5550(a)(2) , the Company must be able to demonstrate compliance with all requirements for continued listing on the Nasdaq Capital Market. NASDAQ has reserved the right to reevaluate its continued listing determinations relating to companies who are notified of non-compliance like MEI Pharma with respect to NASDAQ’s qualitative listing standards, including if our shares trade at sustained levels that are considered to be abnormally low.

In addition to bringing the price of our Common Stock back above $1.00, the Reverse Stock Split may make our Common Stock more attractive to a broader range of investors. However, some investors may view the Reverse Stock Split negatively since it reduces the number of shares of Common Stock available in the public market.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future.

Effects of the Reverse Stock Split

General

If the Reverse Stock Split is effected, the principal effect will be to proportionately decrease the number of outstanding shares of our Common Stock based on the 1-for-10 Reverse Stock Split ratio. Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements thereunder. The Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act or the listing of our Common Stock on the NASDAQ Capital Market. Following the Reverse Stock Split, our Common Stock will continue to be listed on the NASDAQ Capital Market under the symbol “MEIP,” although it will be considered a new listing with a new CUSIP number.

Proportionate voting rights and other rights of the holders of our Common Stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 2% of the voting power of the outstanding shares of our Common Stock after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split (except to the extent any are cashed out as a result of holding fractional shares of Common Stock). If effected, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our Common Stock. Odd lot shares of Common Stock may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares of Common Stock. Our Board of Directors believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

Effectiveness of Reverse Stock Split

The Reverse Stock Split would become effective upon the filing and effectiveness (the “Effective Time”) of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. We expect that such filing will take place promptly following the 20th day after the mailing of this Information Statement. However, the exact timing of the filing of the amendment will be determined by our Board of Directors based on its evaluation as to when such action will be the most advantageous to our Company and our stockholders. In addition, our Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Certificate of Amendment, our Board of Directors, in its sole discretion, determines that it is no longer in our Company’s best interests and the best interests of our stockholders to proceed with the Reverse Stock Split.

Effect on MEI Pharma’s Stock Plan and Other Outstanding Equity Awards

As of November 5, 2012, we had approximately 1,024,379 shares subject to stock options outstanding under our Stock Plan, as well as 398,010 shares subject to stock options granted outside of the Stock Plan (the “Non-Plan Awards”). The Compensation Committee of our Board of Directors has sole discretion to determine the appropriate adjustment to the awards granted under our Stock Plan and the Non-Plan Awards in the event of a stock split. Should the Reverse Stock Split be effected, the Compensation Committee of our Board of Directors has approved proportionate adjustments to the number of shares of Common Stock outstanding and available for issuance under MEI Pharma’s Stock Plan and proportionate adjustments to the exercise price, grant price or purchase price relating to any award under the Stock Plan and the Non-Plan Awards. The Compensation Committee will determine the treatment of fractional shares of Common Stock subject to stock options under the Stock Plan or Non-Plan Awards.

Accordingly, upon the filing of the Certificate of Amendment to our Restated Certificate of Incorporation with the Delaware Secretary of State, the number of all outstanding equity awards, the number of shares of Common Stock available for issuance and the exercise price, grant price or purchase price relating to any award under MEI Pharma’s Stock Plan or any Non-Plan Award will be proportionately adjusted using the 1-for-10 reverse split ratio (subject to the treatment of fractional shares of Common Stock to be determined by our Compensation Committee). The Compensation Committee will authorize the Company to effect any other changes necessary, desirable or appropriate to give effect to the Reverse Stock Split, including any applicable technical, conforming changes to our Stock Plan. For example, if a 1-for-10 Reverse Stock Split is effected, the 1,475,621 shares of Common Stock that remain available for issuance under the Stock Plan as of November [    ], 2012, would be adjusted to 147,562 shares, subject to increase as and when awards made under such Stock Plan expire or are forfeited and are returned per the terms of such Stock Plan. In addition, the exercise price per share of Common Stock under each stock option would be increased by 10 times, such that upon an exercise, the aggregate exercise price payable by the optionee to the company would remain the same. For illustrative purposes only, an outstanding stock option for 3,000 shares of Common Stock, exercisable at $1.00 per share of Common Stock, would be adjusted as a result of a 1-for-10 reverse split ratio into an option exercisable for 300 shares of Common Stock at an exercise price of $10.00 per share.

Effect on Authorized Shares of Common Stock and Preferred Stock

Currently, we are authorized to issue up to a total of 113,100,000 shares, comprising 113,000,000 shares of Common Stock, of which 21,673,482 shares of Common Stock were issued and outstanding as of November 1, 2012, and 100,000 shares of preferred stock, of which 1,000 shares of Series A Convertible Preferred Stock were issued and outstanding as of November 5, 2012. The proposed amendment to our Restated Certificate of Incorporation will not affect the number of authorized shares of Common Stock or preferred stock.

Accordingly, the proposed amendment will reduce the number of issued and outstanding shares which will result in an increase in the number of authorized but unissued shares. The Transaction would result in the issuance of a number of shares, when taking into account shares issuable upon exercise of warrants issued in the Transaction, that exceeds the number of authorized but unissued shares immediately preceding the Reverse Stock Split. We may also engage in various capital raising transactions, including the issuance of additional shares, in order to enhance our liquidity and fund our development in the future.

Effect on Par Value

The proposed amendments to our Restated Certificate of Incorporation will not affect the par value of our Common Stock, which will remain at $0.00000002, or the par value of our preferred stock, which will remain at $0.01.

Reduction in Stated Capital

As a result of the Reverse Stock Split, upon the Effective Time, the stated capital on our balance sheet attributable to our Common Stock, which consists of the par value per share of our Common Stock multiplied by the aggregate number of shares of our Common Stock issued and outstanding, will be reduced in proportion to the size of the Reverse Stock Split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our Common Stock, shall be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of Common Stock following the proposed Reverse Stock Split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Book-Entry Shares of Common Stock

If the Reverse Stock Split is effected, stockholders who hold uncertificated shares of Common Stock (i.e. shares of Common Stock held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent through NASDAQ’s Direct Registration System (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split.

Stockholders who hold uncertificated shares of Common Stock as direct owners will be sent a transmittal letter by our transfer agent and will need to return a properly completed and duly executed transmittal letter in order to receive any cash payment in lieu of fractional shares of Common Stock or any other distributions, if any, that may be declared and payable to holders of record following the Reverse Stock Split.

Exchange of Stock Certificates

If the Reverse Stock Split is effected, stockholders holding certificated shares of Common Stock (i.e. shares of Common Stock represented by one or more physical stock certificates) will be required to exchange their Old Certificate(s) for New Certificate(s) representing the appropriate number of shares of our Common Stock resulting from the Reverse Stock Split. Stockholders of record upon the Effective Time will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our transfer agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the Effective Time, our transfer agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for New Certificate(s). Pursuant to applicable rules of NASDAQ, your Old Certificate(s) representing pre-split shares of Common Stock cannot be used for either transfers or deliveries made on NASDAQ; thus, you must exchange your Old Certificate(s) for New Certificate(s) in order to effect transfers or deliveries of your shares of Common Stock on NASDAQ.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

As soon as practicable after the surrender to the transfer agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Certificate(s) had been issued a New Certificate registered in the name of such person.

Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the Effective Time to represent the number of full shares of our Common Stock resulting from the Reverse Stock Split. Until stockholders have returned their properly completed and duly executed transmittal letter and surrendered their Old Certificate(s) for exchange, stockholders will not be entitled to receive any other distributions, if any, that may be declared and payable to holders of record following the Reverse Stock Split.

Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate, except that if any New Certificate is to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Fractional Shares of Common Stock

We do not currently intend to issue fractional shares of Common Stock in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares of Common Stock. Stockholders who would otherwise hold fractional shares of Common Stock because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the 1-for-10 reverse split ratio will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares of Common Stock from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares of Common Stock are held in certificated form, the surrender of all Old Certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares of Common Stock following the aggregation and sale by our transfer agent of all fractional shares of Common Stock otherwise issuable. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. We will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares of Common Stock that would otherwise be fractional shares of Common Stock.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the completion of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or our transfer agent concerning ownership of such funds within the time required in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with our transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

No Appraisal Rights

Under the DGCL, our stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the Reverse Stock Split described in this Information Statement, and we will not independently provide our stockholders with any such rights.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to (i) holders of our common stock that hold such stock as a capital asset for federal income tax purposes and (ii) to us. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This discussion does not address all aspects of federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our Common Stock in connection with employment or other performance of services; or (xi) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the Reverse Stock Split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our Common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of shares of our Common Stock who is not a U.S. Holder.

U.S. Holders

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of our Common Stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of our Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our Common Stock), and such U.S. Holder’s holding period (i.e. acquired date) in the shares of our Common Stock received should include the holding period in the shares of our Common Stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our Common Stock surrendered to the shares of our

Common Stock received pursuant to the Reverse Stock Split. Holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares of Common Stock.

A U.S. Holder who receives cash in lieu of a fractional share of our Common stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share of our Common Stock. Such capital gain or loss should be long term capital gain or loss if the U.S. Holder’s holding period for our Common Stock surrendered exceeded one year at the Effective Time.

Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split in the case of certain U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Non-U.S. Holders who exchange shares of our Common Stock pursuant to the Reverse Stock Split generally should be subject to tax in the manner described above under “U.S. Holders,” except that any capital gain realized by a Non-U.S. Holder as a result of receiving cash in lieu of a fractional share of our Common Stock generally should not be subject to U.S. federal income or withholding tax unless:

•

the Non-U.S. Holder is an individual who holds our Common Stock as a capital asset, is present in the U.S. for 183 days or more during the taxable year of the Reverse Stock Split and meets certain other conditions;

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if certain income tax treaties apply, is attributable to a Non-U.S. Holder’s permanent establishment in the U.S.); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the Effective Time, or the period that the Non-U.S. Holder held the shares of our Common Stock.

We do not believe that we have been, currently are, or will become, a United States real property holding corporation.

Individual Non-U.S. Holders who are subject to U.S. federal income tax because they are present in the United States for 183 days or more during the year of the Reverse Stock Split will be taxed on their gain (including gain from the sale of shares of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other Non-U.S. Holders subject to U.S. federal income tax with respect to gain recognized as a result of receiving cash in lieu of a fractional share of Common Stock generally will be taxed on such gain in the same manner as if they were U.S. Holders and, in the case of foreign corporations, may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our Common Stock to a Non-U.S.

Holder pursuant to the Reverse Stock Split if the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither we nor the transfer agent has actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a Non-U.S. Holder in lieu of a fractional share of our Common Stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE TRANSACTION

The following is a summary of the Purchase Agreement, the Governance Agreements to be entered into by and between the Company and each of Vivo and New Leaf upon consummation of the Transaction (the “Governance Agreements”), the Registration Rights Agreement to be entered into by and among the Company and the Purchasers upon consummation of the Transaction (the “Registration Rights Agreement”) and the Form of Warrant. These documents are attached as Exhibits 10.1, 10.2, 10.3 and 4.1, respectively, to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2012.

Overview

On November 4, 2012, the Company entered into the Purchase Agreement pursuant to which the Company agreed, subject to stockholder approval, to issue 55,000,000 Units to the Purchasers for an aggregate purchase price of $27,500,000. Each Unit consists of one share of Common Stock and Warrants to acquire 0.70 shares of Common Stock at an exercise price of $0.52 per share. An aggregate of 55,000,000 shares of Common Stock and Warrants exercisable for an aggregate of 38,500,000 shares of Common Stock will be issued in the Transaction. The Board of Directors of the Company approved the Purchase Agreement and Transaction contemplated thereby on November 4, 2012 and Novogen provided its written consent with respect thereto on November 5, 2012. The Company’s obligation to issue the Units and the Purchasers’ obligation to purchase the Units are subject to certain closing conditions, as described below under “—Purchase Agreement.”

The Company intends to use the proceeds of the Transaction to fund a Phase II clinical study of Pracinostat in Myelodysplastic Syndrome and for general corporate purposes and working capital.

In connection with the Transaction, the Company has agreed to enter into a separate Governance Agreement with each of Vivo and New Leaf, pursuant to which the Company will agree to increase the size of its Board of Directors to seven members, consisting of the Chief Executive Officer of the Company, five continuing directors who each qualify as independent directors under Nasdaq listing rules and up to one additional member proposed by either Vivo or New Leaf for consideration by the Nominating Committee for election by the Board of Directors. In addition, the Company will agree that, from and after the Closing (as defined below) of the Transaction, for so long as Vivo or New Leaf, as applicable, beneficially owns at least 10% of the shares of Common Stock outstanding, such Purchaser will be entitled to propose a candidate for election to the Board of Directors for consideration by the Nominating Committee in connection with each annual meeting of the Company’s stockholders following the effectiveness of an Amended and Restated Certificate of Incorporation eliminating the Company’s classified Board of Directors and at such other times as such Purchaser may propose, as described below under “—Governance Agreements”.

In addition, the Company and the Purchasers have agreed to enter into a Registration Rights Agreement, pursuant to which the Company will agree to register the resale of the Shares and the Warrant Shares under the Securities Act of 1933, as amended (the “Securities Act”), and maintain the listing of the Shares and the Warrant Shares on NASDAQ, the New York Stock Exchange or the NYSE Amex, as described below under “—Registration Rights Agreement”.

As a result of the Transaction, Novogen will cease to be the largest stockholder of the Company, while Vivo and New Leaf will each own approximately 23.5% of the outstanding shares of Common Stock (or 34.3% including shares of Common Stock underlying Warrants owned by the applicable holder, but excluding any shares of Common Stock subject to options, warrants, rights or conversion privileges owned by any other person). See “—Consequences of the Transaction – Changes in Ownership” below.

Purchase Agreement

Pursuant to the Purchase Agreement, the Company has agreed, subject to stockholder approval, to issue and the Purchasers have agreed to purchase 55,000,000 Units for a purchase price of $0.50 per Unit, or an aggregate of $27,500,000, in a private placement in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act. Each Unit consists of one share of Common Stock and Warrants to acquire 0.70 shares of Common Stock at an exercise price of $0.52 per share. An aggregate of 55,000,000 Shares and Warrants exercisable for an aggregate of 38,500,000 shares of Common Stock will be issued in the Transaction.

We expect to file the Certificate of Amendment to effect the Reverse Stock Split immediately prior to the consummation of the Transaction. Giving effect to the Reverse Stock Split, the number of Shares issued in the Transaction will be 5,500,000, the number of Warrant Shares for which the Warrants will be exercisable will be 3,850,000 and the exercise price of the Warrants will be $5.20 per Warrant Share.

Right of First Refusal

The Purchase Agreement provides that, if the Company proposes to offer equity or equity equivalent securities to any person prior to December 31, 2013 (a “Subsequent Financing”), each Purchaser then holding at least 3,000,000 shares of Common Stock (300,000 shares, after giving effect to the Reverse Stock Split) will have the right to purchase (the “Right of First Refusal”) its pro rata portion of such equity securities, based on its equity ownership of the Company; provided, however, that the amount of equity securities which any Purchaser will have the right to purchase shall be such amount as may be available after the Company has fulfilled its obligation under the Amended and Restated Securities Purchase Agreement, dated as of May 16, 2011, by and among the Company and the investors listed on the Schedule of Buyers attached thereto (the “2011 PIPE Investors”), to permit such investors to purchase up to 35% of certain offerings of equity securities (such obligation, the “2011 PIPE Participation Right”). If the Subsequent Financing is a public offering in which the Purchasers are unable to participate as a matter of law, then the Company will make a concurrent private offering of securities to the Purchasers on the same terms and conditions as the securities that the Purchasers would otherwise have been entitled to purchase in the Subsequent Financing and shall provide registration rights substantially identical to those provided in the Registration Rights Agreement (as defined below). The Right of First Refusal shall not apply to (i) shares of Common Stock issued upon exercise of any warrants or conversion of the Company’s outstanding Series A Convertible Preferred Stock, (ii) the shares of Common Stock that may become issuable to S*Bio Pte Ltd. upon the achievement of certain clinical and regulatory achievements by the Company pursuant to the terms of the Asset Purchase Agreement, dated as of August 7, 2012, between the Company and S*Bio Pte Ltd., (iii) shares of Common Stock issued pursuant to equity awards under the Company’s equity incentive plans approved by the Board of Directors, (iv) securities issued in connection with certain commercial transactions approved by the Board of Directors, (v) securities issued pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors or (vi) securities issued in connection with any stock split, stock dividend or recapitalization of the Company.

No Shop

The Purchase Agreement prohibits the Company from directly or indirectly soliciting or providing any information to or entering into any agreement with any corporation, other entity, or person other than one or more of the Purchasers, or any of their respective affiliates, concerning any acquisition of any of the securities of, or all or substantially all of assets of, the Company or any merger of the Company or any subsidiary of the

Company or any sale of any material assets or any sale of any shares of the Company or any of its affiliates, other than pursuant to outstanding compensatory stock options, warrants, convertible preferred stock or other contractual commitments, including the 2011 PIPE Participation Right, previously made and approved by the Company’s Board of Directors for a period from November 4, 2012 until the earlier of the Closing (as defined below) or the termination of the Purchase Agreement (the “No-Shop Period”). If, during the No-Shop Period, the Company, any of its subsidiaries, or any officer, director, employee, representative or other agent of the Company or any of its subsidiaries, receives any inquiry or offer with respect to such a transaction, then the Company is required to advise the Purchasers of such inquiry or offer (including all terms thereof) and provide to the Purchasers copies of all written documents memorializing or relating to such inquiry or offer. The restrictions applicable during the No-Shop Period shall not apply to offers and sales of the Units to third parties as a result of the failure of one or more Purchasers to fulfill their obligations under the Purchase Agreement to purchase the Units.

Classified Board; Certificate of Incorporation; Bylaws

The Company has agreed, pursuant to the terms of the Purchase Agreement, to use its best efforts to hold a meeting of stockholders within three (3) months of the Closing to consider, and to recommend the approval of, an Amended and Restated Certificate of Incorporation that, among other things, eliminates the Company’s classified Board of Directors, resulting in the annual election of directors, and alters certain existing provisions relating to corporate opportunities presented to stockholders of the Company. Upon the approval of such Amended and Restated Certificate of Incorporation, the Company will amend and restate the Amended and Restated By-Laws of the Company to, among other things, modify the provisions relating to indemnification of directors and officers.

Representations and Warranties; Covenants

The Purchase Agreement contains customary representations and warranties by the Company with respect to its organization, authorization of the Purchase Agreement, capitalization, issuance and listing of the Securities, permits, licenses, and other governmental approvals, disclosure, absence of litigation, intellectual property, compliance with laws and regulations, insurance, taxes, title to real and personal property, and other matters, and customary representations and warranties by the Purchasers with respect to their investment purpose, access to information, acknowledgment of risk, “accredited investor” status, the authorization of the Purchase Agreement and other matters. The Purchase Agreement also contains certain covenants in addition to the Right of First Refusal and No-Shop described above, including an obligation of the Company to pay up to $100,000 of transaction expenses incurred by Vivo and New Leaf and other customary covenants. If the Company exercises its right to terminate the Purchase Agreement upon a default or material breach by a Purchaser as described under “—Termination” below, the Company will not be obligated to pay the transaction expenses of such Purchaser.

Conditions

The purchase and sale of the Units under the Purchase Agreement (the “Closing”) is subject to certain conditions, including the entry by the Company and the applicable Purchasers into the Governance Agreements and the Registration Rights Agreement, the effectiveness of the stockholder approval of the Transaction, the waiver by the 2011 PIPE Investors of their rights under the 2011 PIPE Participation Right with respect to the Transaction, the continued listing of the Common Stock on the NASDAQ Capital Market, the delivery of certain certificates and opinions and other customary conditions.

Termination

The Purchase Agreement may be terminated by the mutual written consent of the Company and each Purchaser, by either the Company or any Purchaser (with respect to such Purchaser) if the Closing has not occurred by 5:00 p.m. New York City time on March 15, 2013 (other than by any party whose failure to comply with its obligations under the Purchase Agreement caused or resulted in the failure of such Closing to occur by such time). The Purchase Agreement may also be terminated by (1) the Purchasers, by action of the Required Holders (as defined below), or (2) the Company, in either case in the event of a default or material breach by the Company or the Required Holders, as applicable, of its or their representations and warranties, covenants or agreements set forth in the Purchase Agreement that is either incapable of being cured or, if capable of being cured, has not been cured, within 15 days following receipt by such party or parties of written notice of such default or material breach; provided, however, that such termination rights are subject to the requirement that the party desiring to terminate the Purchase Agreement is not in default or material breach of any representation, warranty, covenant or agreement. “Required Holders” means (1) prior to the Closing, the Purchasers entitled to purchase at least sixty percent (60%) of the Shares, and (2) after the Closing, the holders of at least sixty percent (60%) of the Registrable Securities (as defined below).

Governance Agreements

Pursuant to the terms of the Purchase Agreement, concurrently with the Closing, the Company has agreed to enter into a separate Governance Agreement with each of Vivo and New Leaf. Under each Governance Agreement, the Company will agree, effective at the Closing, to increase the size of the Board of Directors from six members to seven members, consisting of the Chief Executive Officer of the Company, five continuing directors who each qualify as independent directors under Nasdaq listing rules and up to one additional member proposed by either Vivo or New Leaf for consideration by the Nominating Committee for election by the Board of Directors. In addition, the Company will agree that, from and after the Closing, for so long as Vivo or New Leaf, as applicable, beneficially owns at least 10% of the shares of Common Stock outstanding, such Purchaser will be entitled to propose a candidate for election to the Board of Directors for consideration by the Nominating Committee in connection with each annual meeting of the Company’s stockholders following the effectiveness of an Amended and Restated Certificate of Incorporation eliminating the Company’s classified Board of Directors and at such other times as such Purchaser may propose. The Company will use its best efforts to cause the Nominating Committee to nominate such candidates for election to the Board of Directors. Subject to compliance with applicable laws, rules and regulations, the Company will also agree to use its best efforts to cause the Board of Directors to elect one of the directors proposed by either Vivo or New Leaf to be Chairman of the Board and to cause the Board to appoint at least one of such directors to serve on each standing and special committee of the Board of Directors.

Each Governance Agreement will terminate with respect to the Company and the applicable Purchaser at the earliest of (i) such time as such Purchaser and its affiliates beneficially owns all of the shares of Common Stock then outstanding, (ii) such time as such Purchaser and its affiliates beneficially own less than 10% of the shares of Common Stock then outstanding, or (iii) the effectiveness of certain change of control transactions resulting in continuing stockholders of the Company holding less than 50% of the outstanding voting securities of the Company, its successor entity or a parent or subsidiary of its successor entity.

Registration Rights Agreement

Pursuant to the terms of the Purchase Agreement, the Company and the Purchasers have agreed to enter into the Registration Rights Agreement (the “Registration Rights Agreement”) concurrently with the Closing. Within 30 calendar days after the Closing, the Company will be required to file with the SEC a registration statement (the “Initial Registration Statement”) covering the resale by the Purchasers or their permitted transferees on a continuous basis pursuant to Rule 415 under the Securities Act (“Rule 415”) of the Shares, Warrant Shares and any capital stock issued or issuable with respect to the Shares or Warrant Shares as a result of a stock split, stock dividend, recapitalization, exchange or similar event or otherwise, but excluding any such shares sold by a person (x) in a transaction in which its registration rights are not assigned, (y) pursuant to a registration statement under the Securities Act, or (z) in a transaction in which such shares are sold pursuant to Rule 144 (or any similar provision then in force) promulgated under the Securities Act (such securities, the

“Registrable Securities”). If the SEC takes the position that the sale of all or some of the Registrable Securities is not eligible to be made on a delayed or continuous basis under Rule 415, then the Company will be required, in consultation with the holders of Registrable Securities, to attempt to persuade the SEC to permit such sale under Rule 415 and, if unsuccessful in persuading the SEC to permit the sale of any of the Registrable Securities under Rule 415, to amend the Initial Registration Statement to remove any Registrable Securities not permitted to be sold thereunder (“Cut Back Shares”) and to file an additional registration statement (“Additional Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”) covering the Cut Back Shares on the terms set forth in the Registration Rights Agreement. To the extent the staff of the SEC does not permit all of the unregistered Cut Back Shares to be registered on an Additional Registration Statement, the Company shall file Additional Registration Statements successively trying to register on each such Additional Registration Statement the maximum number of remaining Cut Back Shares until all the Registrable Securities have been registered with the SEC. The Company will agree to use commercially reasonable efforts to cause the Registration Statements to become effective within 60 days after the filing thereof, or, if any Registration Statement is reviewed by the SEC and the SEC provides written comments, within 90 days after the filing thereof. The Company will also agree to use commercially reasonable efforts to maintain the effectiveness of the Registration Statements for a period ending on the fifth anniversary of the Closing.

If the Company fails to file the Initial Registration Statement within 30 days after the Closing or the SEC fails to declare any of the Registration Statements effective by the applicable 60 or 90-day deadline, then the Company shall pay liquidated damages of 1% of the sum of (1) the purchase price of the Shares purchased by each holder of Registrable Securities, and (2) the exercise price paid for any Warrant Shares held by such holder for each 30-day period following any such failure (or pro rata for any portion thereof), in each case subject to an aggregate liquidated damages amount of 8%. In addition, if the Company fails to maintain the effectiveness of the applicable Registration Statement after it has been declared effective or the Common Stock is not listed or included for quotation on the NASDAQ Capital Market, in each case for 10 consecutive days or 30 days in a twelve-month period, the Company shall pay liquidated damages of 1% of the purchase price of the Shares purchased by such Holder for each 30-day period (or pro rata for any portion thereof) following any such failure, subject to an aggregate liquidated damages amount of 8%.

The Company will also be subject to customary obligations with respect to furnishing information and copies of documents to the holders of Registrable Securities, registration or qualification of the Registrable Securities under state “blue sky” laws, indemnification for certain liabilities under the Securities Act in respect of an applicable registration statement or related prospectus and other matters. The Company will pay the expenses of preparing and filing the registration statements.

Consequences of the Transaction

Changes in Ownership

As of the date of this Information Statement, our largest stockholder, Novogen, owns approximately 60.0% of the outstanding shares of Common Stock. As a result, Novogen may be deemed to exercise control over the Company, as Novogen possesses the power to direct our management and affairs by casting its votes to elect the members of our Board of Directors. However, upon consummation of the Transaction at the Closing, the issuance of the Units will create a greater number of shares of Common Stock outstanding, resulting in a reduction of Novogen’s beneficial share ownership to 17.0% of the outstanding shares of Common Stock (excluding 4,827,000 shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and 2,247,168 shares of Common Stock issuable upon exercise of the warrants owned by it). Upon consummation of the Transaction, Vivo will own approximately 23.5% of the outstanding shares of Common Stock (or 34.3% including shares of Common Stock underlying Warrants owned by it, but excluding any shares of Common Stock subject to options, warrants, rights or conversion privileges owned by any other person), and New Leaf will own approximately 23.5% of the outstanding shares of Common Stock (or 34.3% including shares of Common Stock underlying Warrants owned by it, but excluding any shares of Common Stock subject to options, warrants, rights or conversion privileges owned by any other person). As a result, Novogen will cease to be the largest stockholder of the Company and Vivo and New Leaf will each beneficially own more than 20% of the outstanding shares of Common Stock, which would constitute a change of control of the Company under the Nasdaq Rule.

In addition, as described under “—Governance Agreements”, beginning with the first annual meeting of stockholders following the Closing, Vivo and New Leaf will each be entitled to propose a candidate for election to the Board of Directors for consideration by the Nominating Committee in connection with each annual meeting of the Company’s stockholders and at such other times as each of them may propose.

No Appraisal Rights

Under the DGCL, our stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the Transaction described in this Information Statement, and we will not independently provide our stockholders with any such rights.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO

MATTERS TO BE ACTED UPON

No person who has been a director or officer of ours at any time since July 1, 2011, is a nominee for election to our board of directors or is an associate of any such persons has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Stock Split or the Transaction.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to a total of 113,100,000 shares of capital stock, comprising 113,000,000 shares of Common Stock, of which 21,673,482 shares of Common Stock were issued and outstanding as of November 5, 2012, and 100,000 shares of preferred stock, of which 1,000 shares of Series A Convertible Preferred Stock were issued and outstanding as of November 5, 2012.

Common Stock

The holders of shares of Common Stock are entitled to one vote per share. In the event of a liquidation, dissolution or winding up of our affairs, holders of the Common Stock will be entitled to share ratably in all of our assets that are remaining after payment of our liabilities and the liquidation preference, if any, of any outstanding shares of preferred stock. All outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of preferred stock that we have issued or may issue in the future. The holders of Common Stock have no preemptive rights and are not subject to future calls or assessments by us. Our Common Stock is currently listed on the NASDAQ Capital Market under the trading symbol “MEIP”.

Preferred Stock

Our board of directors is authorized to provide for the issuance of blank check preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issuance of such preferred shares. At the time that any series of our preferred stock is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without stockholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of shares of our Common Stock or make it more difficult to effect a change in control. Our preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our preferred stock could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our Common Stock.

On May 9, 2011, we issued to Novogen, in a transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof, 1,000 shares of our newly-designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”). Each share of Series A Preferred Stock is convertible at any time and from time to time and without the payment of additional consideration by the holder thereof into 4,827 shares of Common Stock. In addition, if a Phase II clinical trial involving our isoflavone technology has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial our isoflavone technology, then any share of the Series A Preferred Stock not already converted may thereafter be converted into 9,654 shares of Common Stock. Upon the effectiveness of the Reverse Stock Split, each share of previously unconverted Series A Convertible Preferred Stock will be convertible into approximately 482.7 shares of Common Stock, or approximately 965.4 shares of Common Stock in the event of the occurrence of the clinical events described above.

We have the option to purchase, in a single transaction, all of the unconverted Series A Preferred Stock for an aggregate exercise price of $12,000,000 in cash for all of the Series A Preferred Stock and, where a portion of the Series A Preferred Stock has been converted, the exercise price shall be pro-rated. Upon the earlier of (i) May 9, 2016 and (ii) a “change in control” of Novogen, as defined in the Asset Purchase Agreement dated as of May 10, 2011, by and among Novogen, Novogen Research Pty Limited and us, all unconverted Series A Preferred Stock will automatically convert into Common Stock in accordance with the applicable conversion ratio.

Without our prior written consent, Novogen will not be permitted, directly or indirectly, to transfer, sell, assign, pledge, lend, convey, hypothecate or otherwise encumber or dispose of (“Transfer”) any Series A Preferred Stock.

Holders of the Series A Preferred Stock are not entitled to receive any dividend or other similar distributions, except in the event that our board of directors or any duly authorized committee thereof declares and authorizes a special dividend or distribution on any shares of Series A Preferred Stock.

Holders of the Series A Preferred Stock will not be entitled to vote any shares of Series A Preferred Stock. Holders of the Series A Preferred Stock will not have any rights of preemption, except as we may otherwise agree in writing.

Novogen has announced its intention, subject to the approval of its shareholders, to convert all of its Series A Preferred Stock into Common Stock and distribute such Common Stock, together with all of the outstanding shares of Common Stock it currently owns, to its shareholders pursuant to an in specie distribution. Novogen has announced that, subject to the approval of its shareholders, it expects to complete this distribution on or about November 27, 2012. However, this timing is subject to change and there can be no assurance that such distribution will be completed by such date, if at all.

Warrants; Options

We may issue warrants or options to purchase our Common Stock or preferred stock. Warrants or options may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued as separate warrants or under a separate warrant agreement to be entered into between us and a warrant agent. All options will be issued under separate option agreements to be entered into between us and each holder of such options.

As of November 5, 2012, there were outstanding warrants to purchase 2,915,152 shares of Common Stock at an exercise price of $1.19 per share, which expire in May 2017, issued in conjunction with our subscription rights offering that was completed in May 2012; warrants to purchase 4,608 shares of the Company’s common stock at an exercise price of $21.70, which expire in calendar year 2013; and Series A warrants and warrants issued to the Company’s placement agent for the May 2011 private placement to purchase up to 2,460,617 shares of common stock at an exercise price of $1.00 per share, which expire in November 2016.

Also as of November 5, 2012, there were outstanding options to purchase 1,422,389 shares of Common Stock at exercise prices from $0.46 to $6.30 per share, which expire at various dates in calendar years 2014, 2015, 2016 and 2017.

At the Closing of the Transaction, we will issue to the Purchasers the Warrants to purchase an aggregate of 38,500,000 shares of Common Stock at an exercise price of $0.52 per share.

Upon the effectiveness of the Reverse Stock Split, pursuant to the terms of the outstanding warrants and options, the number of shares issuable upon the exercise of such securities will be decreased on 1-for-10 basis proportionate to the Reverse Stock Split. In addition, the exercise price per share for outstanding warrants and options will be increased by a multiple of 10 such that the aggregate exercise price for any such warrants or options would remain the same both before and after the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of November 5, 2012 (except as otherwise indicated below) by (i) each person known to beneficially own more than 5% of our common stock, (ii) each of our officers and directors, and (iii) our officers and directors as a group. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible preferred stock, exercisable or convertible on or within sixty (60) days of November 5, 2012, are deemed outstanding. Such shares however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership described below is based on 21,673,482 shares of common stock outstanding, plus adjustments to the number of shares of common stock outstanding as described above, as of November 5, 2012. The following table does not give effect to the Reverse Stock Split or the Transaction.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
Novogen Limited (1)	20,084,414	69.9%
Capital Ventures International (2)	1,513,679	6.6%
S*Bio Pte Ltd (3)	1,174,536	5.4%
Daniel P. Gold (4)	186,948	*
Thomas M. Zech (5)	56,835	*
Robert Mass (6)	70,305	*
Bryan Williams (7)(8)	11,289	*
Christine White (8)	10,414	*
Leah Cann (8)	10,414	*
William D. Rueckert (8)(9)	14,623	*
Charles V. Baltic III (8)(10)	25,414	*
*All directors and executive officers as a group (8 individuals)	386,242	1.8%

(1)	Derived from Amendment No. 6 to Schedule 13D filed by Novogen on October 19, 2012. The beneficial ownership reflected in the table includes 13,010,246 outstanding shares of Common Stock as well as 4,827,000 shares of Common Stock issuable upon conversion of all of the 1,000 outstanding shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible at any time and from time to time and without the payment of additional consideration by the holder thereof into 4,827 shares of Common Stock, for an aggregate amount of 4,827,000 shares. In addition, if a Phase II clinical trial involving any of the isoflavone technology acquired by MEI Pharma pursuant to the Asset Purchase Agreement has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving such technology, whichever is earlier, each share of the Series A Convertible Preferred Stock not already converted may thereafter be converted into 9,654 shares of Common Stock. Also included are 2,247,168 shares of Common Stock issuable upon the exercise of warrants acquired as part of the Company’s rights offering, which was completed in May 2012, which warrants expire May 10, 2017. However, Novogen has announced its intention, subject to the approval of its shareholders, to convert all of its Series A Preferred Stock into Common Stock and distribute such Common Stock, together with all of the outstanding shares of Common Stock it currently owns, to its shareholders pursuant to an in specie distribution. Novogen has announced that, subject to the approval of its shareholders, it expects to complete this distribution on or about November 27, 2012. The business address of Novogen is Level 1, 1-7 Waterloo Road, North Ryde, NSW, 2112, Australia.
(2)

Derived in part from Amendment No. 1 to Schedule 13G filed by Capital Ventures International (“CVI”) on February 14, 2012, which describes the beneficial ownership of 1,250,129 shares of Common Stock and warrants to purchase up to 211,902 shares of Common Stock. Pursuant to the terms of the warrants and the Amended and Restated Securities Purchase Agreement, dated May 16, 2011, between MEI Pharma, CVI and Hudson Bay Master Fund Ltd. (the “May 2011 Purchase Agreement”), the exercise of the warrants is subject to a cap on CVI’s ownership interest in MEI Pharma of 9.99%. As a result, a portion of the 1,125,282 shares of Common Stock issuable upon exercise of the Series A warrant held by CVI were excluded from their report. However, as a result of an increase in the number of outstanding common shares since the filing of CVI’s Schedule 13G, and referring to our records of with respect to the shares issued to and subsequently disposed of by CVI, we believe that CVI has 388,397 shares of Common Stock and warrants exercisable for 1,125,282 shares of Common Stock, which are included in the table and that CVI is no longer subject to the cap on CVI’s ownership as discussed above. The principal business address of Capital Ventures International is One Capitol Place, P.O. Box 1787 GT, Grand Cayman, Cayman Islands, British West Indies.
(3)	As previously reported on our Form 8-K filed on August 23, 2012, pursuant to the terms of that certain Asset Purchase Agreement, dated August 7, 2012, between us and S*BIO Pte Ltd, we issued 1,174,536 shares of Common Stock to S*BIO as partial consideration for the acquisition from S*BIO of all of its right, title and interest in certain intellectual property and other assets related to compounds SB939, SB1304, SB1354 and SB1502, including Pracinostat and certain other compounds. We also agreed to make certain milestone payments to S*Bio based on the achievement of certain clinical, regulatory and net sales-based milestones. We may pay up to $500,000 of the first milestone payment in shares of Common Stock. The principal business address of S*BIO Pte Ltd is c/o EDBI, 250 North Bridge Rd. #28-00, Raffles City Tower, Singapore, 17910.
(4)	Pursuant to the terms of the Employment Letter Agreement, dated April 23, 2010, between the Company and Dr. Gold (the “Gold Employment Letter”), Dr. Gold received options to purchase 220,390 shares of Common Stock in two separate tranches. The first tranche of options to purchase 110,195 shares of Common Stock was granted to Dr. Gold upon his appointment as President and Chief Executive Officer on April 23, 2010, with an exercise price per share equal to the closing price a share of Common Stock on April 23, 2010. The second tranche of options to purchase 110,195 shares of Common Stock was granted to Dr. Gold on June 7, 2010, which date was no later than thirty (30) days following the public release of MEI Pharma’s Ovature study results, in accordance with the terms of the Gold Employment Letter. Of these two tranches of options, 25% vested one year from the effective date of the Gold Employment Letter and, thereafter, the remaining 75% of Dr. Gold’s options will vest in equal monthly installments over the subsequent thirty-six (36) months. In the event of a Change in Control (as defined in the Gold Employment Letter), Dr. Gold’s options will become fully vested. Dr. Gold also received options to purchase 100,000 shares of Common Stock in August 2011 and options to purchase 100,000 shares of Common Stock in August 2012; 25% of these options vest on the first anniversary of the applicable option grant date, and the remaining 75% of the options will vest in equal monthly installments over the subsequent thirty-six (36) months. Dr. Gold’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(5)	Mr. Zech received options to purchase 73,463 shares of MEI Pharma’s common stock, with an exercise price per share equal to the closing price of a share of Common Stock on June 18, 2010 pursuant to the terms and conditions of the Employment Letter Agreement, dated June 18, 2010, between the Company and Mr. Zech (the “Zech Employment Letter”), the applicable stock option grant agreement and the 2008 Stock Omnibus Equity Compensation Plan. Of Mr. Zech’s options, 25% vested one year from the effective date of the Zech Employment Letter and, thereafter, the remaining 75% of Mr. Zech’s options will vest in equal monthly installments over the subsequent thirty-six (36) months. In the event of a Change in Control (as defined in the Zech Employment Letter), Mr. Zech’s options will become fully vested. Mr. Zech also received options to purchase 26,537 shares of Common Stock in August 2011 and options to purchase 75,000 shares of Common Stock in August of 2012; 25% of these options vest on the first anniversary of the applicable option grant date, and the remaining 75% of the options will vest in equal monthly installments over the subsequent thirty-six (36) months. Mr. Zech’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(6)

Dr. Mass received options to purchase 177,620 shares of Common Stock, with an exercise price per share equal to the closing price of a share of Common Stock on June 1, 2011 pursuant to the terms and conditions of the Employment Letter Agreement, dated June 1, 2011, between the Company and Dr. Mass (the “Mass

Employment Letter”) and the applicable stock option grant agreement. Of Dr. Mass’s options, 25% vested one year from the effective date of the Mass Employment Letter and, thereafter, the remaining 75% of Dr. Mass’s options will vest in equal monthly installments over the subsequent thirty-six (36) months. In the event of a Change in Control (as defined in the Mass Employment Letter), Dr. Mass’s options will become fully vested. Dr. Mass also received options to purchase 232,359 shares of Common Stock in August of 2012; 25% of these options vest on the first anniversary of the option grant date, and the remaining 75% of the options will vest in equal monthly installments over the subsequent thirty-six (36) months. Dr. Mass’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(7)	Professor Bryan Williams is the beneficial owner of 11,289 shares of common stock, which includes 750 shares of Common Stock, warrants to purchase 125 shares of Common Stock, and, as described in more detail in footnote 8 below, options to purchase 10,414 shares of Common Stock. Professor Williams exercises sole voting and investment control with respect to these shares. Mr. Williams’ business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(8)	On October 20, 2011, each of the Company’s non-executive directors—Mr. Williams, Dr. White, Ms. Cann, Mr. Rueckert, and Mr. Baltic—received options to purchase 25,169 shares of Common Stock, with an exercise price per share equal to the closing bid price for a share of Common Stock on October 20, 2011. One-third of such options vested on October 20, 2012, and, thereafter, the remaining two-thirds of such options will vest in equal monthly installments over the subsequent twenty-four (24) months, subject to continued service on the Board of Directors. In the event of a Change in Control (as defined in the 2008 Stock Omnibus Equity Compensation Plan), these options will become fully vested. Accordingly, each director listed above is the beneficial owner of 10,414 shares related to the option grant described above. On September 21, 2012, each of the directors listed above received options to purchase an additional 23,810 shares of Common Stock, with an exercise price per share equal to the closing bid price for a share of Common Stock on September 21, 2012. One-third of such options will vest on September 21, 2013, and, thereafter, the remaining two-thirds of such option will vest in equal monthly installments over the subsequent twenty-four (24) months. Accordingly, the directors listed above do not yet beneficially own any of the shares of Common stock underlying such options.
(9)	William D. Rueckert is the beneficial owner of 14,623 shares of Common Stock, which includes 3,501 shares of Common Stock, warrants to purchase 708 shares of Common Stock and, as described in more detail in footnote 8 above, options to purchase 10,414 shares of common stock. Mr. Rueckert exercises sole voting and investment control with respect to these shares. Mr. Rueckert’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(10)	Mr. Charles V. Baltic III is the beneficial owner of 25,414 shares of Common Stock, which includes 15,000 shares of Common Stock and options to purchase 10,414 shares of Common Stock. Mr. Baltic exercises sole voting and investment control with respect to these shares. Mr. Baltic’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.

Forward-Looking Statements

This Information Statement includes forward-looking statements within the meaning of Section 27A of Securities Act and Section 21E of Exchange Act. All statements other than statements of historical facts contained in this document, including statements regarding the future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements are largely based on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions.

You should not rely upon forward looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward looking statements are reasonable, future results, levels of activity, performance or achievements cannot be guaranteed.

Where You Can Find More Information About the Company

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

Additional copies of this Information Statement may be obtained from us, at no charge, by writing to us at the following address:

MEI Pharma, Inc.

11975 El Camino Real, Suite 101

San Diego, CA 92130

(858) 792-6300

A copy of this Information Statement may be obtained on our website at www.meipharma.com.

Delivery of this Information Statement to Multiple Stockholders with the Same Address

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, information statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement, information statement or annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” this Information Statement. A single copy of this Information Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Information Statement, you may (1) notify your broker, (2) direct your written request to: Investor Relations, MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130, or (3) contact our Chief Financial Officer, Thomas M. Zech, at: (858) 792-6300. Upon receipt of a written or oral request to the address or telephone number above, we will promptly deliver a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. Stockholders who currently receive multiple copies of the Information Statement at their address and would like to request “householding” of future communications to stockholders should contact their broker.

By Order of the Board of Directors,

San Diego, California	Bryan R. G. Williams
November , 2012	Chairman of the Board

Annex A

CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF MEI PHARMA, INC.

Pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware

MEI PHARMA, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, every ten (10) shares of the Corporation’s common stock, par value $0.00000002 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests, upon receipt by the Corporation’s transfer agent of the stockholder’s properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

SECOND: This Certificate of Amendment shall become effective as of [                    ], 2012 at [            ] [a.m./p.m.]

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be approved by the stockholders of the Corporation. In lieu of a meeting, the holder of a majority of the outstanding shares of common stock of the Corporation executed a written consent approving this Certificate of Amendment in accordance with the authority contained in Section 228 of the DGCL. The stockholders of the Corporation have duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [    ]th day of [                    ], 2012.

MEI PHARMA, INC.

By:

Name:

Title:

A-1